Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES PROPOSED OFFERING OF SENIOR FLOATING RATE NOTES

SAN JOSE, CA — June 6, 2007 - Sanmina-SCI Corporation (NASDAQ GS: SANM) announced today that it intends to offer, subject to market and other conditions, $600 million aggregate principal amount of Senior Floating Rate Notes, which will be issued in a $300,000,000 tranche due in 2010 and a $300,000,000 tranche due in 2014, through an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by substantially all of Sanmina-SCI’s domestic restricted subsidiaries.  The interest rate and other terms for each series of the notes are to be determined by negotiations between Sanmina-SCI and the initial purchasers of the notes.

Sanmina-SCI intends to use the net proceeds from the sale of notes in the offering, together with cash on hand, to repay its existing term loan under the Credit and Guaranty Agreement, dated as of October 13, 2006, among Sanmina-SCI, its subsidiaries party thereto as guarantors, the lenders party thereto and Bank of America, as administrative agent, and to pay fees and expenses incurred in connection with the offering of the notes.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.